Exhibit 10.2

INTERACTIVE DATA CORPORATION EXECUTIVE INCENTIVE PLAN

1. Purposes

The purpose of the Plan is to enable the Company to attract, retain, motivate and reward Participants by providing them with the opportunity to earn incentive compensation under the Plan related to the Company’s performance. Incentive compensation granted under the Plan is intended to be qualified as performance-based compensation within the meaning of Section 162(m).

2. Definitions

For purposes of the Plan, the following terms shall be defined as follows:

“Award” means incentive compensation earned under the Plan pursuant to Section 4.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the applicable rulings, regulations (including any proposed regulations) and guidance thereunder.

“Committee” means a committee designated by the Board from time to time to administer the Plan. The Committee shall consist of at least two individuals, each of whom shall be qualified as an “outside director” (or shall satisfy any successor standard thereto) for purposes of Section 162(m), and shall serve at the pleasure of the Board; provided, however, that an inadvertent failure of any member of the Committee to be so qualified shall not invalidate any action or determination made by the Committee. Unless otherwise determined by the Board, the Compensation Subcommittee of the Board shall constitute the Committee for purposes of the Plan.

“Common Stock” means the Common Stock, par value $.01 per share, of the Company.

“Company” means Interactive Data Corporation, a Delaware Corporation, and its successors and assigns.

“Date of Grant” means the date the Award is approved by the Committee, or such later date determined by the Committee to be the Date of Grant.

“Disability” means eligibility for disability benefits under the terms of the Company’s long-term disability plan in effect at the time the Participant becomes disabled; provided, however, that, if payment or settlement of an Award subject to Section 409A is to be accelerated solely as a result of a Participant’s Disability, Disability shall have the meaning set forth in Section 409A.

“EBITA” means the Company’s earnings before interest, taxes and amortization.

“EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization.

“Equity-Based Portion” means any portion of an Award that is paid in, or settled or exercisable for, shares of Common Stock or that is denominated in units that are valued with reference to, or settled in shares of, Common Stock, including, without limitation, stock, restricted stock, stock units, stock appreciation rights or stock options.

“Equity Plan” means any plan adopted by the Company and approved by its shareholders pursuant to the terms of which the Equity-Based Portion of an Award may be granted to Participants.

“Fair Market Value” means, for purposes of the Equity-Based Portion of an Award, the closing sale price of a share of Common Stock on the date of determination as reported on the composite tape for securities listed on the principal securities exchange on which the Common Stock is listed or such other comparable method for determining fair market value as may be approved by the Committee from time to time.

“GAAP” means the United States Generally Accepted Accounting Principles, as in effect from time to time.

“Maximum Amount” means the maximum value of an Award for a Performance Period as set forth in Section 4(d).

“Participant” means each executive officer and key employee of the company whom the Committee designates as a participant under the Plan.

“Performance Goals” means the performance goals set forth in Section 4(e) of the Plan.

“Performance Period” means a fiscal year of the Company or such other period as may be designated by the Committee with respect to an Award.

“Performance Targets” means the performance targets related to the Performance Goals, which are established by the Committee for a Performance Period.

“Plan” means this Interactive Data Corporation Executive Incentive Plan, as amended from time to time.

“Salary” means the annual base salary of the Participant in effect as of the first day of the applicable Performance Period.

“Section 162(m)” means Section 162(m) of the Code.

“Section 409A” means Section 409A of the Code.

“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

“Value” means with respect to (i) any portion of an Award paid in cash, the dollar value thereof at the time of payment, (ii) any portion of an Award paid in shares of Common Stock or denominated in stock units corresponding to shares of Common Stock, the Fair Market Value on the Date of Grant multiplied by the number of underlying shares or units, as applicable, (iii) any portion of an Award paid in options exercisable for shares of Common Stock, the value of such option as of the Date of Grant determined in accordance with Statement of Financial Accounting Standards 123(R) as utilized by the Company for financial accounting purposes, and (iv) with respect to any portion of the Award paid in any other property not described in clause (ii) or (iii) hereof, the market value of such property on the Date of Grant as reasonably determined by the Committee.

3. Administration

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee which shall have full power and authority:

(i) to designate Participants;

(ii) to establish the Performance Targets during a Performance Period and to determine whether such Performance Targets have been achieved;

(iii) to determine the cash amount, Equity-Based Portion and/or other property payable with respect to an Award;

(iv) to prescribe, amend and rescind rules and procedures relating to the Plan;

(v) subject to the provisions of the Plan, to delegate to one or more officers of the Company some or all of its authority under the Plan;

(vi) to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and

(vii) to make all determinations, and to formulate such procedures, as may be necessary or advisable in the opinion of the Committee for the administration of the Plan.

(b) Plan Construction and Interpretation. The Committee shall have full power and authority to construe and interpret the Plan.

(c) Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(d) Liability of Committee. No member of the Committee (or its delegates) shall be liable for any action or determination made in good faith with respect to the Plan or any Award, and the members of the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation or its By-laws, as applicable, in each case as amended and in effect from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers and employees, the Company’s accountants, the Company’s legal counsel or any other person the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in good faith reliance upon any such advice.

4. Awards

(a) Performance Targets. The Committee may, from time to time, make a determination that a Participant shall be afforded the opportunity to earn incentive compensation under this Plan during a Performance Period. If the Committee decides to offer such opportunity to one or more Participants, then no later than 90 days after the beginning of a Performance Period (or such earlier or later date as may be required by Section 162(m)), the Committee shall (i) designate each Participant for the Performance Period, (ii) select the Performance Goal or Goals to be applicable to the Performance Period for each Participant, (iii) establish specific Performance Targets related to such Performance Goals and the incentive amount which may be earned for the Performance Period by each Participant with sufficient specificity to satisfy the requirements of Section 162(m) and (iv) specify the relationship between Performance Targets and the amount of incentive compensation to be earned by each Participant for the Performance Period. The Committee has the discretion to structure Awards in any manner it deems advisable, including, without limitation, (x) specifying that the incentive amount for a Performance Period will be earned if the applicable Performance Target is achieved for one Performance Goal or for any one of a number of Performance Goals, (y) providing that the incentive amount for a Performance Period will be earned only if a Performance Target is achieved for more than one Performance Goal, or (z) providing that the incentive amount to be earned for a given Performance Period will vary based upon different levels of achievement of the applicable Performance Targets.

(b) Determination of Award. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Targets have been achieved for such Performance Period and the incentive amounts, if any, earned by Participants for such Performance Period. In determining the incentive amount earned by a Participant for a given Performance Period, the Committee shall have the right to reduce (but not to increase) the incentive amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(c) Payment of Awards. Subject to Section 5, Awards shall be paid to the Participant on a date after the end of the Performance Period that is no later than 2  1/2 months following the end of such Performance Period. Awards may be paid in cash, Common Stock, equity-based awards, any other form of consideration or any combination thereof determined by the Committee. Payment of Awards may be subject to such vesting, forfeiture, transfer or such other restrictions (or any combination thereof) as the Committee shall specify. The Equity-Based Portion of any Award shall be granted under the terms and conditions of an Equity Plan. If the Committee determines that an Award shall include an Equity Portion, then solely for purposes of determining the number of shares of Common Stock subject to an Award, the Committee may value such shares at a discount to Fair Market Value in its discretion, including to reflect any applicable transfer or forfeiture restrictions or other conditions and limitations; provided, however, that the Value of all components of the Award cannot exceed the Maximum Amount; and provided, further, that no Equity Portion of an Award that is an option or stock appreciation right shall have an exercise price per share that is less than the Fair Market Value of a share of Common Stock on the Date of Grant.

(d) Maximum Amount. Anything in this Plan to the contrary notwithstanding, the maximum aggregate incentive amount that may be earned under the Plan by a Participant for all Performance Periods beginning in any given fiscal year of the Company (i) that are for a period of twelve (12) months or less shall be $3,000,000 and (ii) that are for a period of more than twelve (12) months shall be $5,000,000. For the avoidance of doubt, subject to (i) and (ii) above, the maximum aggregate incentive amount that may be earned under the Plan by a Participant for all Performance Periods beginning in any given fiscal year of the Company is $8,000,000.

(e) Performance Goals. The performance goals from which the Committee shall establish Performance Targets shall relate to the achievement of financial goals based on the attainment of specified levels of one or more of the following performance criteria as the Committee deems appropriate: net income; cash flow; cash flow on investment; pre-tax or post-tax profit levels or earnings; operating income or earnings; return on investment; earned value added; expense reduction levels; free cash flow; free cash flow per share; earnings per share; net earnings per share; net earnings from continuing operations; sales growth; sales volume; economic profit; expense reduction; controlled expenses; return on assets; return on net assets; return on equity; return on capital; return on sales; return on invested capital; organic revenue; growth in managed assets; total stockholder return; stock price; stock price appreciation; EBITA; adjusted EBITA; EBITDA; adjusted EBITDA; return in excess of cost of capital; profit in excess of cost of capital; net operating profit after tax; operating margin; profit margin; adjusted revenue; revenue; net revenue; operating revenue; net cash provided by operating activities; net cash provided by operating activities per share; cash conversion percentage; new sales; net new sales; cancellations; gross margin; gross margin percentage; and revenue before deferral, in each case as defined by the Committee on the Date of Grant with such specificity as required by Section 162(m). The Performance Targets may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of a Subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

(f) Adjustments. At the time the Committee determines the terms of the Award in accordance with Section 4(a), the Committee may specify adjustments to be applied to the calculation of the Performance Targets with respect to the relevant Performance Period to take into account certain events, including, without limitation, any one or more of the following:

i.	the impact of transactional foreign exchange gain or loss. Transactional foreign exchange gain or loss is the foreign exchange gain or loss associated with the settlement of our functional currency against any other currency;

ii.	the impact of changes in GAAP and statutory tax rates that become effective after the commencement of the Performance Period;

iii.	the gain, loss, income and/or expense reported publicly by the Company with respect to the Performance Period that are extraordinary or unusual in nature or infrequent in occurrence as defined by GAAP;

iv.	the gains or losses resulting from, and the direct expenses incurred in connection with, the disposition of a business, in whole or in part, or the sale of investments or non-core assets;

v.	the gain or loss or expenses from all or certain claims, litigation and/or regulatory proceedings or inquiries and all or certain insurance recoveries relating to claims or litigation;

vi.	the impact of impairment of long-term tangible or intangible assets;

vii.	the impact of restructuring or business recharacterization activities, including but not limited to reductions in force, that are reported publicly by the Company; and

viii.	the impact of acquisitions or dispositions made during the year.

5. Termination of Employment

(a) Death; Disability. Unless otherwise determined by the Committee, if a Participant’s employment with the Company and its Subsidiaries terminates prior to payment of an Award in accordance with Section 4(c) by reason of the Participant’s death or Disability, the Participant will remain eligible, subject to Section 4 hereof, to receive an Award with respect to such Performance Period. The Award shall be determined and payable in accordance with Section 4 above, except that the amount, if any, shall be prorated to take into account the number of days that the Participant was employed by the Company and its Subsidiaries during the Performance Period.

(b) Other Terminations. Unless otherwise determined by the Committee, or otherwise required by applicable law, if a Participant’s employment with the Company and its Subsidiaries terminates prior to the payment of an Award for any reason not described in Section 5(a), the Participant’s participation in the Plan for such Performance Period shall terminate forthwith and the Participant shall not be entitled to an Award for such Performance Period.

6. Deferral

Subject to applicable laws, including, without limitation, Section 409A, the Committee may (i) require the mandatory deferral of some or all of an Award on terms established by the Committee or (ii) permit a Participant to elect to defer a portion of an Award in accordance with the terms established by the Committee.

7. Effective Date

The Plan shall become effective upon its adoption by the Board subject to its approval by the stockholders of the Company. Prior to stockholder approval, the Committee may grant Awards conditioned on stockholder approval. If stockholder approval is not obtained at or before the first annual meeting of stockholders to occur after the adoption of the Plan by the Board (including any adjournment or adjournments thereof), the Plan and any Awards made hereunder shall terminate ab initio and be of no further force and effect.

8. Amendment and Termination

Subject to applicable laws, rules and regulations, the Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder as performance-based compensation under Section 162(m).

9. Miscellaneous

(a) Tax Withholding. The Company or a Subsidiary, as appropriate, may require any Participant entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of the Equity-Based Portion of an Award payable in shares of Common Stock, the Company or a Subsidiary, as appropriate, may permit or require a Participant to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to (i) withhold shares of Common Stock that would otherwise be received by such Participant or (ii) repurchase shares of Common Stock that were issued to the Participant to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time. The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such payments.

(b) No Rights to Awards or Employment. This Plan is not a contract between the Company and a Participant. No Participant shall have any claim or right to receive Awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees, in accordance with the laws of the applicable jurisdiction, at any time, with or without cause, including, without limitation, any individual who is then a Participant in the Plan.

(c) Section 409A. If any provision of the Plan contravenes any regulations or guidance promulgated under Section 409A of the Code or could cause any Award to be subject to taxes, interest or penalties under Section 409A of the Code, the Company may, in its sole discretion, modify the Plan to (a) comply with, or avoid being subject to, Section 409A of the Code, (b) avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and/or (c) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code. The Company is not obligated to modify the Plan and that there is no guarantee that any payments will be exempt from interest and penalties under Section 409A of the Code. Moreover, any discretionary authority that the Board or the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

(d) Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company’s other compensation and benefit plans and programs, including without limitation any Equity Plan or bonus plan program or arrangement.

(e) No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking or not taking any corporate action, whether or not such action could have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(f) Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver payment in cash, Common Stock or other consideration with respect to Awards hereunder.

(g) Non-Transferability. Except as set forth in 9(h), no Participant or beneficiary shall have the power or right to sell, transfer, assign, pledge or otherwise encumber or dispose of the Participant’s interest under the Plan.

(h) Designation of Beneficiary. A Participant may designate a beneficiary or beneficiaries to receive any payments which may be made following the Participant’s death in accordance with the Company’s policies as in effect from time to time. If a Participant does not designate a beneficiary, or the designated beneficiary or beneficiaries predeceases the Participant, any payments which may be made following the Participant’s death shall be made to the Participant’s estate.

(i) Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan. In addition, if any provision of this Plan would cause Awards not to constitute “qualified performance-based compensation” under Section 162(m), that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect. Any specific action by the Committee that would be violative of Section 162(m) and the regulations thereunder shall be void.

(j) Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

(k) Clawback. Notwithstanding anything in this Plan to the contrary, the Board reserves the right to cancel or adjust the amount of any Award if the financial statements of the Company on which the calculation or determination of the Award was based are subsequently restated due to error or misconduct and, in the judgment of the Board, the financial statements as so restated would have resulted in a smaller or no Award if such information had been known at the time the Award had originally been calculated or determined. In addition, in the event of such a restatement, the Company may require a Participant, to repay to the Company the amount by which (i) the Award as originally calculated or determined exceeds (ii) the Award as adjusted pursuant to the preceding sentence.

(l) Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with and governed by the laws of the State of Delaware.